UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2013

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32270	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2013, StoneMor Partners L.P. (the “Partnership”) entered into the Third Amendment (the “Third Amendment”) to the Third Amended and Restated Credit Agreement, as amended (the “Credit Agreement”), and Security Documents, with StoneMor Operating LLC as a Borrower (the “Operating Company”), subsidiaries of the Operating Company as additional Borrowers, StoneMor GP LLC, the general partner of the Partnership, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms which are not defined in this Current Report on Form 8-K shall have the meanings ascribed to such terms in the Third Amendment or the Credit Agreement, as applicable.

Under the Third Amendment, the definition of Applicable Rate was amended to increase the range of the Applicable Rate for Eurodollar Rate Loans and Letter of Credit Fees to 4.00% and for Base Rate Loans to 3.00% when the Consolidated Leverage Ratio is greater than or equal to 3.75 to 1. The definition of Commitment Fee Rate was also amended to increase the range of the Commitment Fee Rate to 0.800% when the Consolidated Leverage Ratio is greater than or equal to 3.75 to 1.

The Third Amendment increased the amount of Aggregate Consideration that Borrowers may pay for a Permitted Acquisition after March 31, 2014, without Required Lender approval, to $10 million on an individual basis and $50 million when aggregated with the total Aggregate Consideration paid by or on behalf of the Borrowers for all other Permitted Acquisitions which closed within the immediately preceding 365 days.

The Third Amendment added a defined term for Significant Permitted Acquisition Transaction to describe a Permitted Acquisition in which the Aggregate Consideration exceeds $35 million when aggregated with the total Aggregate Consideration for all other Permitted Acquisitions which closed within the immediately preceding 180 days. In the case of a Significant Permitted Acquisition Transaction, the Third Amendment permits the Borrowers, subject to certain limitations, to temporarily increase the Consolidated Leverage Ratio to 4.0 to 1.0 for one or more the four immediately succeeding covenant measurement periods.

The Third Amendment amended certain financial covenants under the Credit Agreement as follows:

(i)	for any most recently completed four fiscal quarters (a “Measurement Period”), Consolidated EBITDA shall not be less than the sum of $57,822,000 plus 80% of the aggregate of all Consolidated EBITDA for each Permitted Acquisition completed after March 31, 2013; and

(ii)	for the periods set forth below, Maximum Consolidated Leverage Ratio shall not be greater than as set forth below, subject to the Borrowers’ option to temporarily increase the Consolidated Leverage Ratio in connection with a Significant Permitted Acquisition Transaction as described above:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
June 30, 2013 through December 31, 2013	4.000 to 1.0
March 31, 2014	3.875 to 1.0
June 30, 2014 and thereafter	3.750 to 1.0

The Third Amendment also contains amendments related to the definition of Swap Obligations and the security therefor, to comply with the “eligible contract participant” provisions under the Commodity Exchange Act, and the Third Amendment states that all references to “Secured Obligations” and the security therefor, in the Security Agreement, the Pledge Agreement, the Mortgages and any other Security Documents were amended and restated to similarly comply with the “eligible contract participant” provisions.

In addition, the Third Amendment includes certain conforming changes to reflect the issuance of $175 million in aggregate principal amount of 7 7/8% Senior Notes due 2021 on May 28, 2013.

The Third Amendment also includes various representations, warranties and other provisions customary for a transaction of this nature. The foregoing summary of the Third Amendment is not intended to be complete and is qualified in its entirety by reference to the Third Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

The Lenders and their respective affiliates act as lenders under the Third Amendment and the Credit Agreement and engaged in, and may in the future engage in, investment banking and other commercial dealings with the Partnership and its affiliates for which they received, and will receive, the payment of their customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 18, 2013, the Partnership entered into the Third Amendment. The terms of the Third Amendment are described in Item 1.01 above, which description is incorporated in its entirety by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Third Amendment to Third Amended and Restated Credit Agreement and Security Documents, dated June 18, 2013, by and among StoneMor Operating LLC, its Subsidiaries, StoneMor GP LLC, StoneMor Partners L.P., the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ Timothy K. Yost
Name:	Timothy K. Yost
Title:	Chief Financial Officer

Date: June 21, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Third Amended and Restated Credit Agreement and Security Documents, dated June 18, 2013, by and among StoneMor Operating LLC, its Subsidiaries, StoneMor GP LLC, StoneMor Partners L.P., the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.